Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2011

Owens & Minor Reports 1st Quarter 2011 Financial Results

O&M’s quarterly revenue increases 7.8%

Richmond, Va. — BUSINESS WIRE — Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2011, including quarterly revenue of $2.12 billion, an increase of 7.8% when compared to revenue of $1.97 billion in the first quarter last year. For the first quarter of 2011, net income was $28.7 million, or $0.45 per diluted share, compared to net income of $27.8 million, or $0.44 per diluted share, for the same period last year.

“We are off to a solid start in 2011 with revenue growth resulting from both new business and increased sales to our existing customers,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We are also pleased that, as planned, OM HealthCare Logistics, our third-party logistics business, officially began in April to serve its new customer, CareFusion (NYSE-CFN), with warehousing, distribution and transportation services.”

Operating earnings for the first quarter of 2011 were $51.0 million, or 2.4% of revenues, increased 3.8% from operating earnings of $49.2 million, or 2.5% of revenues, in the same period of 2010. Operating earnings were positively affected by greater distribution and fee-for-service revenues, offset somewhat by additional expenses necessary to serve business growth, an increase in the last-in, first-out (LIFO) provision, and increased delivery costs.

Asset Management

The balance of cash and cash equivalents was $186 million at March 31, 2011, increased from $146 million at March 31, 2010, and $159 million at December 31, 2010. For the first quarter of 2011, the company reported cash provided by operating activities of approximately $50 million compared to $139 million in last year’s first quarter. Total debt, as of March 31, 2011, was approximately $211 million essentially unchanged from year-end. Days sales outstanding (DSO) were 21.1 days as of March 31, 2011, increased from DSO of 20.5 days at the end of the prior year first quarter. Inventory turns were 10.7, improved slightly when compared to inventory turns of 10.6 for the same period last year.

2011 Outlook

The company reaffirmed its financial guidance for 2011, which remains unchanged since it was provided at the company’s December 2010 Investor Day.

“At this stage in the year, we continue to target revenue growth in a range of 3% to 5% for 2011, when compared to 2010, and net income per diluted share in a range of $1.95 to $2.10,” said Smith.

The 2011 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•	The company will hold its Annual Shareholders’ Meeting on Friday, April 29, 2011, at its Home Office in Mechanicsville, Va., at 10:00 a.m. EDT. The event will be webcast via www.owens-minor.com.

•	Owens & Minor intends to participate in the following investor conferences during the second quarter:

•	Deutsche Bank Securities 36th Annual Healthcare Conference; May 4 – Boston

•	Bank of America Merrill Lynch 2011 Healthcare Conference; May 11 – Las Vegas

•	32nd Annual Goldman Sachs Global Healthcare Conference; June 8 – Rancho Palos Verdes

•	Jefferies 2011 Global Healthcare Conference; June 8 – New York

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, April 26, 2011, at 8:30 a.m. EDT. Participants may access the call at 877-748-0043 with access code #58058983. The international dial-in number is 706-758-5871 with access code #58058983. Webcast: A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.” Replay: A replay of the call will be available for three weeks by dialing 800-642-1687, using access code #58058983.

Information on www.Owens-Minor.com

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Net revenue	$2,123,815	$1,969,670
Cost of goods sold	1,913,040	1,772,669

Gross margin	210,775	197,001
Selling, general and administrative expenses	151,631	141,072
Pension expense	—	641
Depreciation and amortization	8,767	6,789
Other operating income, net	(620)	(652)

Operating earnings	50,997	49,151
Interest expense, net	3,717	3,299

Income before income taxes	47,280	45,852
Income tax provision	18,540	18,035

Net income	$28,740	$27,817

Net income per common share - basic	$0.45	$0.44
Net income per common share - diluted	$0.45	$0.44

Weighted average shares - basic	62,641	62,089
Weighted average shares - diluted	62,861	62,393

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$185,850	$159,213
Accounts and notes receivable, net	520,688	471,661
Merchandise inventories	729,546	720,116
Other current assets	57,150	52,799

Total current assets	1,493,234	1,403,789
Property and equipment, net	100,672	101,545
Goodwill, net	247,271	247,271
Intangible assets, net	24,411	24,825
Other assets, net	45,592	44,609

Total assets	$1,911,180	$1,822,039

Liabilities and shareholders’ equity
Current liabilities
Accounts and drafts payable	$604,477	$531,735
Accrued payroll and related liabilities	11,192	20,588
Deferred income taxes	37,224	39,082
Other accrued liabilities	107,943	103,076

Total current liabilities	760,836	694,481
Long-term debt, excluding current portion	209,007	209,096
Deferred income taxes	12,182	12,107
Other liabilities	48,469	48,837

Total liabilities	1,030,494	964,521

Shareholders’ equity
Common stock	127,426	126,867
Paid-in capital	172,028	165,447
Retained earnings	586,274	570,320
Accumulated other comprehensive loss	(5,042)	(5,116)

Total shareholders’ equity	880,686	857,518

Total liabilities and shareholders’ equity	$1,911,180	$1,822,039

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2011	2010

Operating activities:
Net income	$28,740	$27,817
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Provision for LIFO reserve	11,265	8,270
Depreciation and amortization	8,767	6,789
Share-based compensation expense	3,021	2,965
Provision for losses on accounts and notes receivable	359	930
Pension expense	—	641
Pension contributions	(543)	(5,000)
Deferred income tax benefit	(1,830)	(1,323)
Changes in operating assets and liabilities:
Accounts and notes receivable	(49,386)	18,446
Merchandise inventories	(20,695)	11,623
Accounts payable	79,642	67,474
Net change in other assets and liabilities	(8,096)	828
Other, net	175	10

Cash provided by operating activities of continuing operations	51,419	139,470

Investing activities:
Additions to property and equipment	(4,128)	(5,848)
Additions to computer software and intangible assets	(3,010)	(2,042)
Proceeds from the sale of property and equipment	41	33

Cash used for investing activities of continuing operations	(7,097)	(7,857)

Financing activities:
Cash dividends paid	(12,786)	(11,138)
Decrease in drafts payable	(6,900)	(72,300)
Proceeds from exercise of stock options	3,594	2,981
Excess tax benefits related to share-based compensation	874	928
Other, net	(2,366)	(1,403)

Cash used for financing activities of continuing operations	(17,584)	(80,932)

Discontinued operations:
Operating cash flows	(101)	(460)

Net cash used for discontinued operations	(101)	(460)

Net increase in cash and cash equivalents	26,637	50,221

Cash and cash equivalents at beginning of period	159,213	96,136

Cash and cash equivalents at end of period	$185,850	$146,357

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Operating results:
Net revenue	$2,123,815	$2,070,166	$2,063,879	$2,019,893	$1,969,670

Gross margin	$210,775	$207,830	$203,954	$198,940	$197,001
Gross margin as a percent of revenue	9.92%	10.04%	9.88%	9.85%	10.00%

SG&A expenses	$151,631	$142,340	$141,116	$139,641	$141,072
SG&A expenses as a percent of revenue	7.14%	6.88%	6.84%	6.91%	7.16%

Operating earnings	$50,997	$39,310	$55,313	$52,162	$49,151
Operating earnings as a percent of revenue	2.40%	1.90%	2.68%	2.58%	2.50%

Net income	$28,740	$21,788	$31,505	$29,469	$27,817

Net income per common share - basic:	$0.45	$0.35	$0.50	$0.47	$0.44

Net income per common share - diluted:	$0.45	$0.34	$0.50	$0.46	$0.44

Accounts receivable:
Accounts and notes receivable, net	$520,688	$471,661	$501,270	$468,026	$478,234

Days sales outstanding (1)	21.1	19.6	21.3	19.8	20.5

Inventory:
Merchandise inventories	$729,546	$720,116	$733,296	$712,078	$669,996

Average inventory turnover (1)	10.7	10.2	10.2	10.6	10.6

Financing:
Cash and cash equivalents	$185,850	$159,213	$145,070	$157,638	$146,357

Total debt	$210,801	$210,906	$210,270	$209,416	$209,632

Stock information:
Cash dividends per common share	$0.200	$0.177	$0.177	$0.177	$0.177

Stock price at quarter-end	$32.48	$29.43	$28.46	$28.38	$30.93

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.

Certain adjustments have been made to prior period amounts to conform to current year presentation.